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INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
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(AMENDMENT NO.                     )
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The Vantagepoint Funds

(Name of Registrant as Specified in Its Charter)

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THE VANTAGEPOINT FUNDS

VANTAGEPOINT INTERNATIONAL FUND

777 North Capitol Street, NE
Suite 600
Washington, DC 20002

INFORMATION STATEMENT

Important Notice Regarding Internet Availability of this Information Statement:

This information statement is available at http://www.icmarc.org/prospectus

This Information Statement is being furnished on behalf of the Board of Directors (“Directors” or “Board”) of The Vantagepoint Funds (the “VP Funds”) to inform shareholders of the Vantagepoint International Fund (the “Fund”) about a recent change related to the Fund’s subadvisory arrangements. The change was approved by the Board of the VP Funds on the recommendation of the Fund’s investment adviser, Vantagepoint Investment Advisers, LLC (“VIA” or the “Adviser”), without shareholder approval, as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”) dated May 8, 2000. We Are Not Asking You for a Proxy and You are Requested Not to Send us a Proxy.

This Information Statement is being mailed on or about December 8, 2009 to shareholders of record of the Fund as of November 30, 2009.

INTRODUCTION

VIA is the investment adviser for each of the VP Funds. VIA employs a “manager of managers” arrangement in managing the assets of the VP Funds. Under this arrangement, VIA, subject to approval by the Board, may hire, terminate or replace subadvisers unaffiliated with the VP Funds or VIA (“unaffiliated subadvisers”), and modify material terms and conditions of subadvisory agreements with unaffiliated subadvisers, without shareholder approval. VIA recommended, and the Board has approved, a new subadvisory agreement (the “New Subadvisory Agreement”) with a new subadviser to the Fund, Mondrian Investment Partners Limited (“Mondrian” or the “New Subadviser”).

Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement under which a person serves as investment adviser or subadviser to the fund. In order to employ the “manager of managers” arrangement discussed above, the VP Funds and VIA requested and received an exemptive order from the SEC on May 8, 2000 (the “SEC Order”). The SEC Order exempts VIA and the VP Funds from the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new, unaffiliated subadvisers and approve subadvisory agreements with such subadvisers on behalf of the VP Funds without shareholder approval.

Consistent with the SEC Order, at a meeting held on September 25, 2009 (the “September Meeting”), the Board, including a majority of the Directors who are not “interested persons” of the VP Funds or of VIA under the 1940 Act (“Independent Directors”), approved the New Subadvisory Agreement among the VP Funds, VIA and Mondrian. As discussed later in this Information Statement, the Board carefully considered the subadvisory arrangement and concluded that approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders. Also at the September Meeting, VIA recommended, and the Board approved, the termination of Capital Guardian Trust Company (“Capital Guardian”) as subadviser to the Fund, which became effective October 31, 2009.

As a condition to relying on the SEC Order, VIA and the VP Funds are required to furnish the Fund’s shareholders with information about the New Subadviser within ninety days from the date that the subadviser is hired. This Information Statement provides that information, along with details of the new arrangement.

APPOINTMENT OF THE NEW SUBADVISER TO THE FUND

At the September Meeting, the Board approved the appointment of Mondrian as a subadviser to the Fund, and on October 12, 2009, Mondrian began managing the assets allocated to it by VIA. Artisan Partners Limited Partnership (“Artisan Partners”), GlobeFlex Capital, LP (“GlobeFlex”), and Walter Scott & Partners Limited (“Walter Scott”) continue to serve as subadvisers to the Fund.

Under the terms of the New Subadvisory Agreement, Mondrian makes investment decisions for the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

VIA’S RECOMMENDATION AND THE BOARD OF
DIRECTORS’ DECISION REGARDING THE NEW SUBADVISER

VIA recommended to the Board that it appoint Mondrian as a subadviser to the Fund and approve the proposed New Subadvisory Agreement among VIA, the VP Funds and Mondrian with respect to the Fund. VIA made these recommendations after it conducted a search for managers with experience managing foreign large cap value portfolios. VIA recommended Mondrian because, among other things, in its view, based in part on information given to VIA by Mondrian, Mondrian (i) possesses a stable organizational structure; (ii) has an experienced investment team; (iii) has appropriate infrastructure and support staff; (iv) has historically produced strong relative performance and downside protection for similar mandates; (v) demonstrates long-term consistent above-median risk-adjusted returns versus peers for similar mandates; (vi) invests in durable emerging and developed market businesses that it believes are at attractive valuations; (vii) utilizes top down country allocation and currency analysis paired with bottom up security analysis and selection to construct risk-adjusted portfolios; (viii) is an experienced subadviser to a registered investment company; and (ix) has a complimentary investment strategy to the Fund’s other subadvisers, which supports the Fund’s multi-management approach. Before approving the appointment of Mondrian as a subadviser to the Fund, the Board, at the September Meeting, considered the recommendations of, and supporting analyses and data presented by, VIA.

With respect to the Board’s consideration of the New Subadvisory Agreement with Mondrian, the Directors received written information in advance of the September Meeting from the Adviser, which included: (1) the process by which the Adviser selected and recommended for Board approval Mondrian as a subadviser to the Fund; (2) the nature, extent and quality of the services that Mondrian would provide to the Fund; (3) Mondrian’s experience, investment management business, personnel and operations; (4) Mondrian’s brokerage and trading policies and practices; (5) the level of the subadvisory fee to be charged to the Fund by Mondrian and a comparison of that fee to the: (a) fees charged by Mondrian to manage other foreign large cap value accounts; and (b) fees charged by a group of U.S. separate account investment managers utilizing an active international large cap value style; (6) Mondrian’s compliance program; (7) the performance information for Mondrian with respect to a foreign large cap value mandate, and such performance compared to a relevant benchmark and peer group; (8) the Fund’s expected overall investment advisory fee and projected total expense ratio, taking into account the change in subadvisers, compared to a group of foreign large cap blend funds; and (9) Mondrian’s financial condition.

In considering the information and materials described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to approvals of advisory agreements.

In determining whether to approve the New Subadvisory Agreement, the Directors considered the information received in advance of the September Meeting, the presentations made by, and discussions held with, representatives of Mondrian, the Adviser’s personnel and the VP Funds’ Chief Compliance Officer prior to the September Meeting and at the September Meeting, as applicable, as well as a variety of factors, and reached the following conclusions:

Nature, Extent and Quality of Services.  With respect to the nature, extent and quality of the services expected to be provided by Mondrian under the New Subadvisory Agreement, the Directors considered the specific investment process to be employed by Mondrian in managing the assets of the Fund to be allocated to it; the qualifications of Mondrian’s investment management personnel with regard to implementing a foreign large cap value mandate; the performance information for Mondrian with respect to a foreign large cap value mandate as compared to a relevant benchmark and peer group; Mondrian’s infrastructure and whether it appeared to adequately support a foreign large cap value strategy; and the Adviser’s review process and favorable assessment as to the nature, quality and extent of the subadvisory services expected to be provided by Mondrian to the Fund. The Directors acknowledged that Mondrian has experienced portfolio management personnel and appeared to have adequate infrastructure and support staff to seek to achieve favorable results implementing a foreign large cap value mandate for the Fund. The Directors concluded that the nature, extent and quality of the subadvisory services expected to be provided by Mondrian were appropriate for the Fund in light of its investment strategy and, thus, supported a decision to approve the New Subadvisory Agreement.

Investment Performance.  The Directors evaluated the investment performance information provided by the Adviser for Mondrian, and considered the performance information versus a relevant benchmark and peer group (based on information provided by an independent third-party source). The Directors concluded that the performance information provided supported approval of the New Subadvisory Agreement with Mondrian.

Subadvisory Fee, Expense Ratio Impact and Economies of Scale.  In evaluating the proposed subadvisory fee, the Directors reviewed Mondrian’s subadvisory fee schedule. The Directors considered comparisons of the subadvisory fee to be charged by Mondrian to the Fund with its fee schedule for managing other accounts with an investment mandate similar to the mandate Mondrian is to employ on behalf of the Fund. The Directors also considered that, according to the information provided by the Adviser, the proposed fee schedule for Mondrian reflected the lowest fee rate currently charged by Mondrian to other accounts for which it provides advisory services utilizing a similar mandate, with the exception of a separate account that was the initial client in the strategy. Additionally, the nature of the subadvisory services Mondrian is to provide to the Fund appeared to be comparable to those Mondrian currently provides to its other subadvisory clients.

The Directors reviewed information provided by the Adviser (which was based on an independent third-party source) on the fees charged to accounts with assets comparable to the amount of assets to be allocated initially to Mondrian to a group of U.S. separate account investment managers that employ a similar investment style to the investment style Mondrian is to employ for the Fund. According to the information provided, the effective fee rate to be paid by the Fund to Mondrian at the proposed initial asset allocation level for Mondrian would be below the median fee charged by such managers.

The Directors also considered information from the Adviser showing that there would be no increase in the overall contractual subadvisory fees and, therefore, no increase in the total expense ratio of the Fund as a result of the appointment of Mondrian and the termination of Capital Guardian and given the Fund’s other three subadvisers’ fee rates and proposed asset allocation levels. Referring to data provided by the Adviser and compiled by Morningstar, Inc. (“Morningstar”), a provider of independent investment company data, the Directors also noted that the expected total contractual investment advisory fee for the Fund, taking into account the proposed subadviser change, was lower than the average and median investment advisory fee of a group of mutual funds in Morningstar’s foreign large cap blend category. The Directors also considered information provided by the Adviser and compiled by Morningstar on the total expense ratios of a group of mutual funds in Morningstar’s foreign large cap blend category, which showed that, if Mondrian served as a subadviser to the Fund at the proposed subadvisory fee rate and initial asset allocation level, along with the Fund’s three other existing subadvisers at their current subadvisory fee rates and based on their proposed asset allocation levels, the Fund’s expected total expense ratio would be below the average and median expense ratios of such funds.

The foregoing comparisons assisted the Directors in considering the New Subadvisory Agreement by providing them with a basis for evaluating Mondrian’s fee, including in light of the Fund’s expected overall investment advisory fee and total expense ratio, on a relative basis. Based on this information, the Directors concluded that Mondrian’s subadvisory fee appeared to be within a reasonable range for the services to be provided.

The Directors also reviewed the information provided by Mondrian regarding the estimated profits to be realized from its relationship with the Fund. In reviewing the extent to which economies of scale may be realized by Mondrian as the assets of the Fund to be managed by it grow, and whether the proposed fee levels reflect these economies, the Directors considered that Mondrian’s proposed fee schedule included breakpoints, which indicates that the proposed subadvisory fee rate is intended to capture certain anticipated economies of scale for the benefit of the Fund’s shareholders in connection with the services to be provided. The Directors concluded that the proposed fee schedule with respect to Mondrian was appropriate at this time.

Other Considerations.  The Directors considered the Adviser’s judgment that the addition of Mondrian as a subadviser to the Fund would add value by complementing the investment approach of the Fund’s current subadvisers, Artisan Partners, GlobeFlex and Walter Scott. In this regard, the Directors considered the Adviser’s belief that the addition of Mondrian as a subadviser, along with the Adviser’s recommendation to terminate Capital Guardian and to modify the amount of the Fund’s assets currently allocated to the existing subadvisers, should serve to enhance the Fund’s risk/return profile, resulting in higher and more consistent expected returns.

The Directors considered the selection and due diligence process employed by the Adviser in deciding to recommend Mondrian as a subadviser to the Fund and also considered the Adviser’s conclusion that the fee to be paid to Mondrian for its services to the Fund is reasonable and appropriate in light of the nature and quality of services to be provided by Mondrian and the reasons supporting that conclusion. The Directors also considered information from the Adviser concerning its strategy to efficiently implement the subadviser transition. The Directors concluded that the Adviser’s recommendations and conclusions supported approval of the New Subadvisory Agreement.

The Directors also considered the potential “fall-out” or ancillary benefits that may accrue to Mondrian due to its relationship with the Fund. The Directors considered that Mondrian may direct the Fund’s brokerage transactions to certain brokers to obtain research and other services. However, the Directors noted that all subadvisers are required to select brokers who meet the Fund’s requirements for seeking best execution, and that the Adviser monitors and evaluates the subadvisers’ trade execution with respect to Fund brokerage transactions on a regular basis and provides reports to the Board in this regard. In addition, Mondrian indicated that it may receive fall-out benefits from its relationship with the Fund through the possibility of increased business due to the additional exposure Mondrian would receive by serving as subadviser to the Fund. The Directors concluded that the potential benefits that may accrue to Mondrian by virtue of its relationship with the Fund appeared to be reasonable.

Conclusion.  After full consideration of the foregoing factors, with no single factor identified as being of paramount importance, the Directors, including a majority of the Independent Directors, concluded that the initial approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the New Subadvisory Agreement with, and the fee to be paid to, Mondrian.

THE NEW SUBADVISORY AGREEMENT

The New Subadvisory Agreement with Mondrian has terms substantially similar to the terms of the agreements with other subadvisers to the VP Funds, except for the fee rate payable by the Fund to Mondrian. Under the New Subadvisory Agreement, Mondrian makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. Mondrian discharges its responsibilities under the New Subadvisory Agreement subject to the supervision of VIA and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The New Subadvisory Agreement is dated October 12, 2009, and has an initial term ending February 28, 2011. Thereafter, continuance of the New Subadvisory Agreement requires the annual approval of the VP Funds’ Board, including a majority of the Independent Directors.

For its services to the Fund under the New Subadvisory Agreement, Mondrian receives a quarterly advisory fee based on the average daily net asset value of the assets of the Fund allocated to Mondrian, with annual rates as follows: 0.54% on the first $100 million and 0.40% on all amounts in excess of $100 million.

ADDITIONAL INFORMATION ABOUT THE NEW SUBADVISER

Mondrian is located at 10 Gresham Street, 5 Floor, London, United Kingdom, EC2V7JD. Mondrian is a UK corporation that is indirectly majority-owned by its employees. An organizational chart depicting the ownership structure of Mondrian is provided in Appendix A to this Information Statement.

Directors and principal executive officers of Mondrian, and their principal occupations, include:

Name	Title(s)
Clive Ashley Gillmore	Chief Executive Officer and Chief Investment Officer Global Equities
David George Tilles	Executive Chairman
John Emberson	Chief Operating Officer and Director
Elizabeth Anne Desmond	Chief Investment Officer International Equities, Director and Senior Portfolio Manager
Nigel Grenville May	Deputy Chief Executive Officer, Director and Senior Portfolio Manager
Christopher Anthony Moth	Chief Investment Officer Fixed Income, Director and Senior Portfolio Manager
John Kirk	Deputy Chief Executive Officer, Director and Senior Portfolio Manager
Hamish O. Parker	Director and Senior Portfolio Manager
John Lloyd Barrett	Chief Compliance Officer
Jane Scott Goss	Secretary and General Counsel

The business address of Messrs. Gillmore, Tilles, Emberson, May, Moth, Kirk, Parker and Barrett and Mses. Desmond and Goss is 10 Gresham Street, 5 Floor, London, United Kingdom, EC2V7JD. As of October 31, 2009, Mondrian had approximately $61 billion in assets under management. Mondrian is not affiliated with VIA.

THE INVESTMENT ADVISER AND THE
MASTER INVESTMENT ADVISORY AGREEMENT

VIA, located at 777 North Capitol Street, NE, Washington, DC 20002, is a wholly owned subsidiary of, and controlled by the ICMA Retirement Corporation (“ICMA-RC”), a retirement plan administrator and investment adviser whose principal investment advisory client is VantageTrust Company (“Trust Company”). ICMA-RC was established in 1972 as a not-for-profit organization to assist state and local governments and their agencies and instrumentalities in the establishment and maintenance of deferred compensation and qualified retirement plans for the employees of such public sector entities. These plans are established and maintained in accordance with Sections 457 and 401, respectively, of the Internal Revenue Code of 1986, as amended. ICMA-RC has been registered as an investment adviser with the SEC since 1983. VIA is a Delaware limited liability company and has been registered as an investment adviser with the SEC since 1999.

Joan McCallen serves as President and Chief Executive Officer of ICMA-RC, Manager and President of VIA and President and Principal Executive Officer of the VP Funds. Kathryn B. McGrath serves as Senior Vice President, Secretary and General Counsel of ICMA-RC, Secretary of VIA and Assistant Secretary of the VP Funds. Elizabeth Glista serves as Senior Vice President and Chief Financial Officer of ICMA-RC, Treasurer of VIA, and

Treasurer and Principal Financial Officer of the VP Funds. Angela Montez serves as Deputy General Counsel, Assistant Secretary and Managing Vice President of ICMA-RC and Secretary of the VP Funds.

VIA provides investment advisory services to the Fund pursuant to a Master Investment Advisory Agreement (“Master Agreement”). The Master Agreement dated March 1, 1999, and amended on December 1, 2000 and July 1, 2005, was last approved by shareholders on February 28, 1999. On January 9, 2009, the Board approved the continuance of the Master Agreement through February 28, 2010. VIA’s advisory services include fund design, establishment of fund investment objectives and strategies, selection and management of subadvisers, performance monitoring, and supervising and formulating each fund’s investment program. Additionally, VIA furnishes periodic reports to the Board regarding the investment strategy and performance of each VP Fund.

Pursuant to the Master Agreement, the VP Funds compensate VIA for these services to the Fund by paying VIA an annual advisory fee assessed against average daily net assets under management of 0.10%. VIA earned $962,566 in advisory fees for services provided to the Fund for the fiscal year ended December 31, 2008.

SUBADVISERS AND SUBADVISORY FEES PAID

As of December 31, 2008, the Fund had four subadvisers: Artisan Partners, Capital Guardian, GlobeFlex, and Walter Scott. Capital Guardian served as subadviser to the Fund from March 1, 1999 through October 31, 2009. For services provided to the Fund during the fiscal year ended December 31, 2008, Capital Guardian was entitled to receive $1,488,250 in fees under its contractual fee schedule; however, Capital Guardian voluntarily waived $131,117 of its fees and was actually paid $1,357,133 in fees. Over the same time period, Artisan Partners, GlobeFlex, and Walter Scott earned $1,659,696, $947,703, and $834,721 in fees, respectively. Had Mondrian served as subadviser over the same period for the same portion of the assets of the Fund managed by Capital Guardian over that period, it would have earned $1,460,184 in fees for services provided to the Fund, a 1.89% decrease from the contractual amount of fees Capital Guardian was entitled to receive (not taking into account Capital Guardian’s voluntary fee waiver), or a 7.59% increase from the amount of fees actually paid to Capital Guardian (taking into account Capital Guardian’s voluntary fee waiver).

PAYMENTS OF COMMISSIONS TO AFFILIATED BROKERS

During the fiscal year ended December 31, 2008, the Fund made aggregate brokerage commission payments of $2,960.04 to Keefe, Bruyette & Woods, Inc., which uses Pershing LLC as its clearing broker. These brokerage commissions accounted for 0.21% of the Fund’s aggregate brokerage commissions. Pershing LLC is an affiliate of Walter Scott, a subadviser to the Fund.

RECORD OF BENEFICIAL OWNERSHIP

As of November 30, 2009, the Fund had 111,516,776 shares outstanding. A majority of the voting shares of the Fund and the VP Funds are held, either directly, or indirectly through the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds, by VantageTrust, a group trust sponsored and maintained by the Trust Company. VantageTrust, located at 777 North Capitol Street, NE, Washington, DC 20002, was established for the purpose of holding and investing the assets of public sector retirement and deferred compensation plans. The Trust Company, a New Hampshire non-depository banking corporation, has the power to vote the shares of the VP Funds held directly by VantageTrust and has the power to direct the vote of the shares of the underlying series of the VP Funds that are held indirectly through the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds under the proxy voting policy adopted by VIA. The Trust Company therefore has the power to vote more than 25% of the VP Funds’ voting securities and thus under the 1940 Act is considered to “control” the VP Funds. In addition, the Trust Company has the power to vote more than 25% of the voting securities of the Fund (see percentage below) and thus under the 1940 Act is considered to “control” the Fund. As a control person of the VP Funds and the Fund, the Trust Company may possess the ability to control the outcome of matters submitted to the vote of shareholders. Both the Trust Company and VIA are wholly owned subsidiaries of ICMA-RC.

As of November 30, 2009, VantageTrust held, directly or indirectly, 104,777,684 shares of the Fund or 93.96%. Also, as of November 30, 2009, the Directors and executive officers of the VP Funds, both individually and as a group, owned less than 1% of the Fund’s outstanding shares.

GENERAL INFORMATION

Distributor

ICMA-RC Services, LLC (“RC Services”), located at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, serves as the distributor of the VP Funds’ shares pursuant to a Distribution Agreement. RC Services is a wholly owned subsidiary of ICMA-RC and an affiliate of VIA. Joan McCallen serves as President of RC Services. The VP Funds did not pay any commissions to RC Services during the fiscal year ended December 31, 2008.

Transfer Agent and Administrator

Vantagepoint Transfer Agents, LLC (“VTA”), located at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, is the designated transfer agent of the VP Funds’ shares and, pursuant to a Transfer Agency and Administrative Services Agreement, also provides certain transfer agency and administrative shareholder support services for the VP Funds related to the retirement plans investing in the VP Funds. VTA is a wholly-owned subsidiary of ICMA-RC and an affiliate of VIA. Joan McCallen serves as President of VTA. VTA received $1,505,705 in fees from the Fund during the fiscal year ended December 31, 2008 for the services it provided.

The VP Funds have entered into a Mutual Funds Service Agreement with J.P. Morgan Investor Services Co. (“JP Morgan”), located at 70 Fargo Street, Boston, MA 02210, whereby JP Morgan performs certain financial reporting, tax services, fund accounting, administrative and portfolio compliance services for the VP Funds.

HOUSEHOLDING

Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the VP Funds has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the VP Funds toll free at 1-800-669-7400 or in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, contact the VP Funds in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or toll free at 1-800-669-7400.

FINANCIAL INFORMATION

Shareholders can obtain a copy of the VP Funds’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the VP Funds at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or by calling the VP Funds toll free at 1-800-669-7400.

APPENDIX A

Ownership of Mondrian